Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our report dated July 12, 2007, accompanying the consolidated financial statements of HeartWare Limited (a Development Stage Company) appearing in Amendment No. 2 to the Registration Statement on Form 10 which is incorporated by reference in this Registration Statement. We have also issued our report dated April 23, 2007 accompanying the financial statements of HeartWare, Inc. (a Development Stage Company) appearing in Amendment No. 2 to the Registration Statement on Form 10 (file no. 000-52595) which is incorporated by reference in this Registration Statement. We consent to the incorporation by reference in the Registration Statement of the aforementioned reports.

Grant Thornton LLP

Fort Lauderdale, Florida
November 16, 2007